Exhibit 21.1

West Marine, Inc. and its subsidiaries do business under the following names: West Marine Products, West Marine, BoatU.S., E&B Discount Marine and Port Supply. The following is a list of the subsidiaries of West Marine, Inc., including the state of incorporation or jurisdiction of organization of each subsidiary:

West Marine Products, Inc., a California corporation

West Marine Puerto Rico, Inc., a California corporation

West Marine Finance Company, Inc., a California corporation

W Marine Management Company, Inc., a California corporation

West Marine LBC, Inc., a California corporation

West Marine IHC I, Inc., a California corporation

West Marine Canada Corp., a Nova Scotia Unlimited Liability Company

E&B Marine, Inc., a Delaware corporation

E&B Marine LBC, Inc., a California corporation

E&B Marine IHC I, Inc., a California corporation

E&B Marine Supply, Inc. (NJ), a New Jersey corporation

E&B Marine Supply, Inc. (MD), a Maryland corporation

Central Marine Supply Inc., a New Jersey corporation

Goldbergs’ Marine Distributors, Inc., a Delaware Corporation

James Bliss & Co., Inc., a Massachusetts corporation

Krista Corporation, a Delaware corporation

Sea Ranger Marine Inc., a Delaware corporation